UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 14, 2015

Navigant Consulting, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12173	36-4094854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 South Wacker Drive, Suite 3550 Chicago, Illinois		60606
(Address of Principal Executive Offices)		(Zip Code)

(312) 573-5600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 15, 2015, Navigant Consulting, Inc. (the “Company”) and Michael Halberda, as Securityholder Representative for and on behalf of each of the former securityholders of Cymetrix Corporation (“Cymetrix”), entered into an amendment (the “Amendment”) to the Agreement and Plan of Merger (as previously amended, the “Merger Agreement”) among the Company, Bobcat Acquisition Corporation, a wholly-owned subsidiary of the Company, Cymetrix and the former securityholders of Cymetrix named in the Merger Agreement.

Under the terms of the Merger Agreement prior to the Amendment, the former securityholders of Cymetrix had the right to earn a deferred contingent cash payment of up to $25.0 million based on the performance of the Cymetrix business during the period beginning on November 1, 2014 and ending on October 31, 2015. Pursuant to the Amendment, the parties agreed that the deferred contingent cash payment will be a fixed cash payment equal to $10.0 million, payable on or prior to December 31, 2015. In addition, the Company has agreed to release promptly to the former securityholders of Cymetrix all amounts remaining in the $7.5 million escrow fund that was established to secure the former securityholders’ indemnification obligations under the Merger Agreement. The Company has retained the right to offset any indemnification claims under the Merger Agreement against the $10.0 million payment due on or prior to December 31, 2015.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Company’s Annual Meeting of Shareholders held on May 14, 2015 (the “2015 Annual Meeting”), the Company’s shareholders adopted an amendment (the “Plan Amendment”) to the Navigant Consulting, Inc. 2012 Long-Term Incentive Plan (as amended and restated by the Plan Amendment, the “Amended 2012 Plan”), which was previously approved by the Company’s Board of Directors, subject to shareholder approval.

The Plan Amendment increased the number of shares of the Company’s common stock available for issuance under the Amended Plan from 6,200,000 to 8,400,000 and made other administrative changes.

The Amended 2012 Plan is set forth in its entirety as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the 2015 Annual Meeting, the Company’s shareholders voted on four proposals. All of the director nominees were elected and all of the other proposals submitted to the Company’s shareholders were approved. Set forth below is the number of votes cast for or against each proposal and the number of abstentions and broker non-votes with respect to each proposal.

	For	Against	Abstain	Broker Non-Votes
Proposal 1: Election of directors

Lloyd H. Dean	41,932,279	265,809	118,614	3,067,948

Hon. Cynthia A. Glassman, Ph.D.	41,981,663	323,202	11,837	3,067,948

Julie M. Howard	40,322,975	1,926,404	67,323	3,067,948

Stephan A. James	42,045,855	257,126	12,756	3,067,948

Samuel K. Skinner	41,393,609	901,070	22,023	3,067,948

Governor James R. Thompson	41,312,376	885,455	118,871	3,067,948

Michael L. Tipsord	42,036,936	257,744	22,022	3,067,948

Randy H. Zwirn	41,884,892	313,668	118,142	3,067,948

	For	Against	Abstain	Broker Non-Votes
Proposal 2: Amendment to the Company’s 2012 Long-Term Incentive Plan to increase the number of shares available for issuance, reapprove the performance measures under the amended 2012 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and make other administrative changes	38,844,312	3,469,470	2,920	3,067,948

Proposal 3: Advisory vote on executive compensation	41,505,827	802,333	8,542	3,067,948

Proposal 4: Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015	44,647,746	729,705	7,199	—

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.

10.1	Amendment, dated as of May 15, 2015, by and between Navigant Consulting, Inc. and Michael Halberda, as Securityholder Representative, for and on behalf of each of the former securityholders of Cymetrix Corporation (“Securityholders”) pursuant to Section 9.23 of the Agreement and Plan of Merger, dated as of May 14, 2014, among Navigant Consulting, Inc., Bobcat Acquisition Corporation, Cymetrix Corporation and the Securityholders. (Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit will be furnished supplementally to the Commission upon request.)

10.2	Navigant Consulting, Inc. Amended and Restated 2012 Long-Term Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIGANT CONSULTING, INC.

Date: May 20, 2015	By:	/s/ Monica M. Weed
Name: Monica M. Weed
Title: Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment, dated as of May 15, 2015, by and between Navigant Consulting, Inc. and Michael Halberda, as Securityholder Representative, for and on behalf of each of the former securityholders of Cymetrix Corporation (“Securityholders”) pursuant to Section 9.23 of the Agreement and Plan of Merger, dated as of May 14, 2014, among Navigant Consulting, Inc., Bobcat Acquisition Corporation, Cymetrix Corporation and the Securityholders. (Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit will be furnished supplementally to the Commission upon request.)

10.2	Navigant Consulting, Inc. Amended and Restated 2012 Long-Term Incentive Plan.